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                                                                    EXHIBIT 99.3

                             LETTER OF TRANSMITTAL

                                                              SEPTEMBER 29, 1994

                       IMPORTANT NOTICE AND INSTRUCTIONS
              CONCERNING YOUR RIGHT TO SUBSCRIBE FOR COMMON STOCK

To the Holders of Common Stock
  and Warrants whose addresses are
outside
  the Continental United States and
Canada
  or who have APO or FPO addresses:

    Enclosed for your consideration is a Prospectus, dated September 19, 1994 relating to the offer of 5,555,556 shares (the "Underlying Shares") of common stock, $.01 par value per share (the "Common Stock"), of Doskocil Companies Incorporated (the "Company") at a price of $9 per share, in cash (the "Exercise Price"), pursuant to transferable rights (the "Rights") distributed to holders of record ("Record Holders") of Common Stock and warrants ("Warrants") to purchase Common Stock, of the Company, as of the close of business on September 29, 1994 (the "Record Date").

    As described in the accompanying Prospectus, you will receive .68 transferable Rights for every share of Common Stock held of record by you as of the Record Date or acquirable through the exercise of Warrants held of record by you as of the Record Date. Each Right will entitle you to subscribe for one share of Common Stock (the "Basic Subscription Privilege") at the Exercise Price. If you exercise your Basic Subscription Privilege in full, you will also have the right (the "Oversubscription Privilege") to subscribe for Underlying Shares available after satisfaction of all subscriptions pursuant to Basic Subscription Privileges ("Excess Shares"), up to the total number of Underlying Shares but subject to proration, at the Exercise Price. If there are insufficient Excess Shares to satisfy all exercised Oversubscription Privileges, Excess Shares will be allocated pro rata (subject to the elimination of fractional shares) among those holders of Rights ("Holders") exercising the Oversubscription Privilege in proportion to the number of Rights exercised by each Holder pursuant to the Basic Subscription Privilege, relative to the number of Rights exercised pursuant to the Basic Subscription Privilege by all Holders exercising the Oversubscription Privilege, provided, however, that if such pro rata allocation results in any Holder being allocated a greater number of Excess Shares than such Holder of Rights subscribed for pursuant to the exercise of that Holder's Oversubscription Privilege, then such Holder will be allocated only that number of Excess Shares for which such holder oversubscribed, and the remaining Excess Shares will be allocated among all other Holders exercising the Oversubscription Privilege on the same basis outlined above; such proration will be repeated until all Excess Shares have been allocated to the full extent of the Oversubscription Privileges exercised.

    Both the Basic Subscription Privilege and the Oversubscription Privilege are subject to the potential reduction described in the Prospectus. If the Company believes that the issuance of Underlying Shares pursuant to the Basic Subscription Privilege or Oversubscription Privilege will have an adverse effect upon the Company's ability to utilize certain Federal tax benefits, then the Company will have the right to reduce the number of Underlying Shares issuable to the extent necessary in the opinion of the Company to avoid such an adverse effect.

    Information on the Federal income tax treatment of the Rights Certificates and the Common Stock is provided in the Prospectus.

    The net proceeds to the Company of the Rights Offering will be used to repay indebtedness incurred to finance the acquisition of the Frozen Specialty Foods division of International Multifoods Corporation and for general corporate purposes.
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    Rights are transferable and  Holders that wish to  sell their Rights may  do
so. It is anticipated that the Rights will trade on the NASDAQ National Market System up to and including the close of business on October 19, 1994, unless extended at the Company's option (the "Expiration Date").

    Rights Certificates have not been mailed to stockholders whose addresses are outside the United States and Canada or who have APO or FPO addresses. Instead, the Rights Certificate will be held by American Stock Transfer & Trust Company (the "Exercise Agent"), which will follow the instructions of such stockholders for the exercise or other disposition of such Rights Certificates. To exercise Rights, you must notify the Exercise Agent on or prior to the Expiration Date.

    ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE OFFERING SHOULD BE DIRECTED TO AMERICAN STOCK TRANSFER & TRUST COMPANY, THE EXERCISE AGENT, AT THE FOLLOWING TELEPHONE NUMBER: (800) 937-5449.

                                          Very truly yours,

                                                     [SIG]
                                          R. Randolph Devening
                                          CHAIRMAN OF THE BOARD OF DIRECTORS,
                                          PRESIDENT
                                            AND CHIEF EXECUTIVE OFFICER

Enclosures

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